Exhibit 99.1

CONTACT INFORMATION:

Lauren Peduzzi

Director, Communications

703-803-1883

lauren_peduzzi@sra.com

FOR IMMEDIATE RELEASE

SRA Announces Intent to Redeem

All Outstanding 11.00% Senior Notes due 2019

Fairfax, Va., October 19, 2015 – SRA International, Inc., a leading provider of IT solutions and professional services to government organizations, today announced that it has provided notice to Wilmington Trust, National Association, as trustee (the “Trustee”), of its intent to redeem all of its outstanding 11.00% Senior Notes due 2019 (the “Notes”). The redemption of the Notes is subject to the satisfaction of specified conditions precedent set forth in the notice of conditional redemption, including the consummation of the previously announced combination of SRA with Computer Sciences Government Services on or prior to the redemption date. The notice of conditional redemption will be sent by the Trustee to the registered holders of the Notes in accordance with the requirements of the Indenture. The anticipated redemption date is November 30, 2015. The redemption price with respect to the Notes will be set forth in the notice of conditional redemption.

This press release does not constitute a notice of redemption under the Indenture nor an offer to tender for, or purchase, any Notes or any other security. There can be no assurances that the conditions precedent to the redemption will be satisfied or that the redemption will occur.

About SRA

SRA is a leading provider of sophisticated information technology and professional services to the U.S. federal government. Our services help our government customers address complex IT needs in order to achieve their missions. We are inspired by our customers’ missions and strive to provide the best people, working together to generate the best ideas, to deliver the best possible performance - all driven by our enduring values of Honesty and Service®. SRA was founded in 1978. We are headquartered in Fairfax, VA and employ approximately 5,600 professionals. Go to: www.sra.com.

Any statements in this press release that are not historical data or information constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include SRA’s intention to redeem the Notes, are based upon current information and expectations and involve unknown risks, uncertainties, assumptions and other factors, many of which are out of SRA’s control and difficult to forecast, including changes in the current lending and capital market conditions, changes in economic conditions, the level and volatility of interest rates and administrative difficulties in effecting the redemption, any of which could cause actual results to differ materially from the results SRA anticipates. For additional information concerning these and other risks and uncertainties that could affect these statements and SRA’s business, see Item 1A of SRA’s

Form 10-K for its latest fiscal year ended June 30, 2015, and subsequent filings made by SRA with the Securities and Exchange Commission. While SRA may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing SRA’s views as of any date subsequent to the date of this press release.

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